EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-118647, No. 333-48969 and No. 333-24621 of Health Net, Inc. on Form S-8 of our report dated June 29, 2006, appearing in this Annual Report on Form 11-K of the Health Net, Inc. 401(k) Savings Plan for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
June 29, 2006